FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., President and CEO

PHONE: 215-256-8851 ext. 1201

FIRST QUARTER EARNINGS UP

AT HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (April 09, 2001) Harleysville National Corporation (HNC) (NASDAQ:HNBC), reported record first quarter 2001 basic earnings per share of $.71, a 9.2% increase over first quarter 2000 basic earnings per share of $.65. First quarter diluted earnings per share in 2001 and 2000 were $.70 and $.65, respectively. Net income of $6,531,000 increased 8.0% over the first quarter 2000 net income of $6,045,000. The company's consolidated total assets were $1,989,232,000 at March 31, 2001, 9.6% above the March 31, 2000 level of $1,815,079,000.

"We are very happy to report an increase in earnings at the beginning of another new year," said Walter E. Daller Jr., President and CEO of HNC. "Last year, HNC completed a quarter of a century of consecutive bottom line increases. We continue to focus on building relationships with customers and increasing market share," he said.

The March 31, 2001, loan footings of $1,229,592,000 was 7.3% higher than the March 31, 2000, balance of $1,145,701,000. "This growth, with the downturn in the economy, has not impacted our loan quality," said Daller. Loans 90 days past due were $167,000 at March 31, 2001, compared to $546,000 at March 31, 2000. Nonperforming assets, including nonaccrual loans, restructured loans and other real estate owned was 0.3% of total assets at both March 31, 2001, and March 31, 2000.

Providing real life financial solutions, Harleysville National Corporation has assets in excess of

$ 1.9 billion and operates 40 banking offices in 10 counties throughout Eastern Pennsylvania through its three subsidiary banks, The Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.

QUARTER
HARLEYSVILLE NATIONAL CORPORATION

	Three months ended
(Dollars in thousands,	March 31
except per share data)	2001	2000
INCOME:
Net interest income	$17,151	$16,343
Net interest income after
provision for loan losses	16,504	15,837
Other operating income	4,192	2,653
Other operating expenses	12,465	10,928
Net income	6,531	6,045

Weighted average number
of common shares:
Basic	9,205,802	9,275,363
Diluted	9,373,698	9,285,955

PER SHARE:
Net income:
Basic	0.71	0.65
Diluted	0.70	0.65

Cash dividends paid	0.30	0.26

Book value	19.43	16.75

PERIOD-END BALANCES:
Total assets	$1,989,232	$1,815,079
Loans	1,229,592	1,145,701
Allowance for loan losses	15,295	15,244
Deposits	1,530,996	1,424,687
Shareholders' equity	179,299	148,027

SELECTED RATIOS:
Return on average assets	1.35%	1.35%
Return on average shareholders' equity	14.89%	16.26%
Primary capital ratio	9.58%	8.82%